Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Advaxis, Inc. on Form S-3 [File No. 333-226988] and Form S-8 [File Nos. 333-130080, 333-217218, 333-222483, and 333-223851] of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated December 20, 2019, with respect to our audits of the financial statements of Advaxis, Inc. as of October 31, 2019 and 2018 and for each of the two years in the period ended October 31, 2019, which report is included in the Annual Report on Form 10-K of Advaxis, Inc. for the year ended October 31, 2019.

/s/ Marcum llp

Marcum llp
New York, NY
January 21, 2020